Exhibit 99.1
FOR IMMEDIATE RELEASE
June 24, 2010
ORITANI FINANCIAL CORP.
COMPLETES SECOND STEP CONVERSION AND $413.6 MILLION STOCK OFFERING
TOWNSHIP OF WASHINGTON, NEW JERSEY — Oritani Financial Corp.(‘the “Company”) (Nasdaq: ORITD), the holding company for Oritani Bank, announced today that it has completed the conversion from the mutual holding company structure and related public offering and is now a stock form holding company that is fully owned by the public. Oritani Bank is now 100% owned by the Company and the Company is 100% owned by public stockholders. The Company sold a total of 41,363,214 shares of common stock at a purchase price of $10.00 per share in the offering. Stifel, Nicolaus & Company, Incorporated acted as selling agent for the subscription offering and community offering portions of the offering. Stifel, Nicolaus & Company, Incorporated acted as sole book-running manager and Sandler O’Neill & Partners, L.P. and Sterne, Agee & Leach, Inc. acted as co-managers for the syndicated community offering portion of the offering.
Concurrent with the completion of the offering, shares of Oritani Financial Corp. common stock owned by public stockholders were exchanged for 1.500 shares of the Company’s common stock. Cash in lieu of fractional shares will be paid at a rate of $10.00 per share. As a result of the offering, the exchange and the automatic vesting of certain stock awards, the Company will have approximately 56,202,617 shares outstanding and a market capitalization of approximately $562.0 million after giving effect to the transaction.
The shares of common stock sold in the offering and issued in the exchange will begin trading on the NASDAQ Global Select Market on June 24, 2010 under the symbol “ORITD” for a period of 20 trading days and will thereafter be “ORIT.” Stock certificates for shares purchased in the subscription offering and community offering are expected to be mailed to subscribers on or about June 24, 2010. Oritani Financial Corp. stockholders holding shares in street name or in book-entry form will receive shares of Company common stock within their accounts. Oritani Financial Corp. stockholders holding shares in certificated form will be mailed a letter of transmittal on or about June 28, 1010 and receive their shares of Company common stock and cash in lieu of fractional shares after returning their stock certificates and a properly completed letter of transmittal to the Company’s transfer agent.
Luse Gorman Pomerenk & Schick, Washington, D.C., served as special counsel to the Company and Oritani Financial Corp. for the conversion and offering. Sonnenschein Nath & Rosenthal LLP, Washington, DC, served as special counsel to Stifel, Nicolaus & Company, Incorporated and the co-managers. RP Financial, LC., Arlington, Virginia served as independent appraiser for the conversion and offering.
This release may contain certain “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and may be identified by the use of such words as “believe,” “expect,” “anticipate,” “should,” “planned,” “estimated,” and “potential.” Examples of forward looking statements include, but are not limited to, estimates with respect to the financial condition, results of operations and business of Oritani Financial Corp. and Oritani Bank that are subject to various factors which could cause actual results to differ materially from these estimates. These factors include, but are not limited to, general economic and market conditions, legislative and regulatory conditions, changes in interest rates that affect Oritani Bank’s interest rate spread, changes in deposit flows, loan demand or real estate values and other economic, governmental, competitive, regulatory and technological factors that may affect Oritani Financial Corp.’s and Oritani Bank’s operations.